EXHIBIT 3

EXECUTION VERSION
CONFIDENTIAL

January 29, 2012

Auto Acquisition Company, LLC
c/o The Gores Group, LLC
10877 Wilshire Boulevard
18th Floor
Los Angeles, CA 90024

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Auto Acquisition Company, LLC, a Delaware limited liability company (“Parent”), Auto Mergersub, Inc., a Pennsylvania corporation (“Merger Sub”), and Pep Boys – Manny Moe & Jack, a Pennsylvania corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company with the Company as the surviving entity (the “Merger”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.  This letter is being delivered to the addressee in connection with the execution of the Merger Agreement today by Parent, Merger Sub and the Company.

1.           Commitment.  This letter confirms the commitment of Gores Capital Partners II, L.P. (“Gores”), subject to the terms and satisfaction of each of the conditions set forth herein, to purchase, or cause an assignee permitted by Section 4 of this letter to purchase, immediately prior to consummation of the Merger, a portion of the equity of Parent as of the Effective Time (the “Subject Equity Securities”) for an aggregate purchase price equal to $118,680,300 (the “Commitment”) solely for the purpose of allowing Parent to fund, and to the extent necessary to fund, the Merger Consideration and any amounts payable pursuant to Section 2.8 with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units, Company Deferred Stock Units, and capital stock of the Company purchased pursuant to the Company ESPP in accordance with the Merger Agreement and all related expenses (the “Total Sources/Uses”), provided that Gores shall not, under any circumstances, be obligated to contribute to Parent more than the Commitment.

2.           Conditions.  Gores’ obligation to fund the Commitment is subject to the compliance with the terms and provisions of the Merger Agreement by each of the parties thereto, satisfaction or waiver (with the consent of Gores) of each of the conditions set forth in Article VIII of the Merger Agreement, the concurrent funding of the commitment letter from Gores Capital Partners III, L.P. and the concurrent consummation of the Merger in accordance with the terms of the Merger Agreement.

3.           Termination.  Gores’ obligation to fund the Commitment will terminate automatically and immediately upon the termination of the Merger Agreement; provided, however, that Gores agrees that in the event that the Merger is not consummated, to the extent that Parent is obligated to pay the Parent Termination Fee, Gores shall pay to Parent an amount equal to 24.27% of the Parent Termination Fee, and Parent shall pay the Parent Termination Fee to the Company.

4.           Assignment.  Gores’ obligation to fund the Commitment may not be assigned, except as permitted in this Section 4.  Gores may assign all or a portion of its obligations to fund the Commitment to any of its affiliates; provided, however, that any such assignment shall not relieve Gores of its obligations under Section 1 hereof.

5.           Parties in Interest.  This letter shall be binding on Gores solely to the benefit of the addressee, and nothing set forth in this letter, express or implied, is intended to or shall be construed to confer upon or give to any person other than the addressee any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter; it being understood that Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.  Notwithstanding the foregoing, the Company shall be a third-party beneficiary to the agreements made in this letter between Parent, on the one hand, and Gores, on the other hand, and shall have the right to enforce such agreements directly against Parent and Gores; provided that the Company shall not be entitled to enforce such agreements against Gores to satisfy any liabilities arising from a breach by Parent or Merger Sub of their respective obligations under the Merger Agreement.

6.           Recourse.  Notwithstanding anything that may be express or implied in this letter, the addressee, by its acceptance of the benefits of this equity commitment, covenants, agrees and acknowledges that no person other than Gores shall have any obligation hereunder or under any documents or instruments delivered in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the Merger Agreement itself) and that no recourse hereunder or under any other such documents or instruments shall be had, and no proceeding shall be instituted or claim brought, against any former, current or future director, officer, employee, agent, stockholder, affiliate or assignee of Gores (or any of its successors or permitted assigns) or any former, current or future director, officers, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by or through attempted piercing of the corporate veil, by the enforcement of any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, it being expressly agreed that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, stockholder, affiliate or assignee of Gores (or any of its successors or permitted assigns) or any former, current or future director, officers, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of Gores under this letter or any documents or instruments delivered in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the Merger Agreement itself).  Notwithstanding any other term or condition of this letter, Gores’ liability under this letter shall be limited to the funding of the Commitment to fund the Total Sources/Uses upon the satisfaction or waiver of the conditions precedent to funding the Commitment as set forth herein, and Gores’ liability shall be limited to a willful and material breach of this letter and under no circumstances shall Gores’ liability for any reason, including

Gores’ willful and material breach of its commitment set forth herein, exceed the Commitment, and such damages shall not include any special, indirect or consequential damages.

7.           Miscellaneous.  This letter may be executed in counterparts.  This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.  No provision of this letter may be amended, modified or waived except by an instrument signed in writing by the parties hereto; provided, however, that no provision of this letter agreement may be amended, modified or waived in a manner adverse to the Company, except by an instrument in writing signed by the Company.  This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.  All actions arising out of or relating to this letter agreement shall be heard and determined exclusively in any New York state court or, if under applicable law exclusive jurisdiction over such action is vested in the federal courts, any court of the United States located in the State of New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court located in the State of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this letter agreement or any of the transactions provided for herein.

8.           Confidentiality.  The parties hereto shall keep the terms of this letter confidential, and no party shall, without the prior approval of the other party, make any press release or other announcement concerning the existence of this letter, except (i) as and to the extent necessary to comply with applicable federal or state laws or is requested or required by any governmental or regulatory authority or stock exchange, including as and to the extent necessary required to be disclosed pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, (ii) in any suit, action or proceeding relating to this letter agreement or enforcement of rights hereunder and (iii) to the Company and its directors, officers, employees and advisors who agree to keep such information confidential on terms at least as restrictive as those set forth in this paragraph.

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If the terms of this letter are acceptable to you, please indicate by signing below and returning a copy of this letter to us.

Very truly yours,

GORES CAPITAL PARTNERS II, L.P.

By: Gores Capital Advisors II, LLC
Its: General Partner

By: The Gores Group, LLC
Its: Manager

By:	/s/ Eric R. Hattler
Name:	Eric R. Hattler
Title:	Managing Director & General Counsel

Acknowledged and agreed:

Auto Acquisition Company, LLC

By:	/s/ Eric R. Hattler
Name:	Eric R. Hattler
Title:	Vice President & Assistant Secretary